Exhibit 99.1

NEWS RELEASE

Contacts: Randy Guba, CFO
FOR IMMEDIATE RELEASE	Integrated Electrical Services, Inc.
713-860-1500

Ken Dennard / ksdennard@drg-e.com
Karen Roan / kcroan@drg-e.com
DRG&E / 713-529-6600

INTEGRATED ELECTRICAL SERVICES NAMES
NEW CHIEF FINANCIAL OFFICER

HOUSTON — March 29, 2010 — Integrated Electrical Services, Inc. (NASDAQ: IESC) today announced that Terry L. Freeman has been named Senior Vice President and Chief Financial Officer, effective March 29, 2010.   He will replace Randy Guba, who will remain with the Company through a brief transition period.
Michael Caliel, President and Chief Executive Officer of IES, stated, “We are extremely pleased to welcome Terry to our senior management team.  He brings to IES almost 30 years of broad financial experience that includes strategic planning, enhancement of financial and accounting structures, and implementation of processes to strengthen operational accountability and maximize profitability.  As we have now essentially completed the restructuring of IES, we look forward to benefiting from Terry’s extensive experience as we make the most of improved economic conditions as they occur and move forward in the execution of our strategy for growth.  We also thank Randy Guba for his contribution in reshaping the Company over the past few years and wish him well in his future endeavors.”
Previously, from 1997 through 2005, Mr. Freeman was with Metals USA, a $2.0 billion metal service company that served OEM manufacturers, contractors and metal fabrication businesses, where he served in several senior financial roles, most recently as Senior Vice President and Chief Financial Officer.   While at Metals USA, he reorganized the finance and accounting structure to improve controls, designed the Information Technology strategy to enhance information retrieval and implemented a department of internal audit.  He was also one of the six executives who originally founded the Company and, while serving as Corporate Controller and Chief Accounting Officer, led the Company’s acquisition efforts as well as capital markets financings, including an initial public offering of the Company’s common stock.  Upon completion of a merger with an affiliate of Apollo Management in December 2005, he left Metals USA and since then has served as an independent business consultant.
From 1990 to 1997, Mr. Freeman held the positions of Corporate Controller and Director of Financial Reporting at Maxxam, Inc., a diversified holding company with sales in excess of $2.3 billion.  From 1980 to 1990, he served in senior audit positions at Arthur Andersen & Company and at Deloitte & Touche.  Mr. Freeman received his BS in Accounting from the University of Houston at Clear Lake City.  He also served in the U. S. Army.
Integrated Electrical Services, Inc. is a leading national provider of electrical and communications contracting solutions for the commercial, industrial and residential markets. From office buildings to wind farms to housing developments, IES designs, builds and maintains electrical and communications systems for a diverse array of customers, projects and locations.  For more information about IES, please visit www.ies-co.com.

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